EXHIBIT 16.0
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October 12, 2005



Office of the Chief Accountant
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of Hydrogen Engine Center, Inc., formerly Green Mt. Labs., Inc., dated October 12, 2005, captioned "Changes in Registrant's Certifying Accountant," and that we agree with the statements made therein as they relate to HJ & Associates, LLC. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of LWBJ, LLP or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.



/s/ HJ & Associates, LLC
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Salt Lake City, Utah



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